Exhibit 10.6

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of                      , 2007, by and between Control4 Corporation, a Delaware corporation (the “Company”), and Dan Strong (“Employee”).

RECITALS

WHEREAS, the Company desires to obtain Employee’s continued service and Employee agrees to employment with the Company in accordance with the following terms and conditions.

AGREEMENT

NOW THEREFORE, for and in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                      Employment.  Employee shall serve as a full-time employee of the Company as its Chief Financial Officer.  Employee’s employment with the Company shall be for no certain duration but will be “at-will” employment.  Although the Company’s personnel policies and procedures may change from time to time, the “at-will” nature of Employee’s employment may only be changed in a document signed by Employee and a duly authorized member of the Company’s Board of Directors.

2.                                      Compensation.

(a)                                 Base Salary.  Employee’s salary shall initially be set at $17,333.34 per month, which is equivalent to $208,000.00 on an annual basis, less applicable deductions and withholdings, paid in accordance with the Company’s standard payroll procedures.  Employee’s position will be classified as “exempt” and Employee will not be eligible for overtime pay.

(b)                                 Signing Bonus.  Employee shall receive a bonus of $40,000.00 upon the execution of this Agreement and the related Company agreements.  Employee agrees to refund this bonus to the Company in the event that he terminates his employment with the Company within 12 months of the date of this Agreement (other than a termination for Good Reason, as defined below).

(c)                                  Stock Options.  The Company will request that its Board of Directors approve a grant of 722,564 Company stock options to Employee, which number represents one percent (1%) of the fully diluted capital stock of the Company (which includes all outstanding shares of Common Stock and Preferred Stock, as well as the shares purchasable upon exercise of all outstanding options and warrants, as well as those additional shares of Common Stock reserved for issuance under the Company’s 2003 Stock Incentive Plan).  The terms and conditions of the option grant will be as set forth in the Company’s 2003 Equity Incentive Plan and the vesting of the option grant shall be as approved by the Company’s Board of Directors.

(d)                                 Performance Bonus.  At such time, if any.  as the Board of Directors determines in its sole discretion that the Company has achieved requisite development, revenue and/or profitability milestones, the Board of Directors will determine Employee’s eligibility to receive an incentive bonus up to 50% of Employee’s Base Salary, less applicable deductions and withholdings, subject to the attainment of Company and individual performance objectives as determined by the Board of Directors and subject to any other terms and conditions determined by the Board of Directors.

(e)                                  Other Benefits.  The Company shall provide Employee with the opportunity to participate in the Company’s standard benefits plans available to other similarly situated employees and approved by the Board of Directors, subject to any eligibility requirements imposed by such plans or programs.

(f)                                   Business Expenses.  The Company shall reimburse business expenses incurred by Employee from time to time, which shall include, without limitation, mobile telephone, home office telephone and home office high-speed Internet access expenses, in accordance with the Company’s standard policies and procedures relating thereto as approved from time to time by the Board of Directors.

(g)                                  Vacation.  Employee will be entitled to accrue up to three (3) weeks of vacation leave consisting of fifteen (15) business days earned on an annual, pro-rata basis throughout each calendar year of employment, all in accordance with the Company’s standard vacation policy in effect from time to time and approved by the Board of Directors.  Employee’s vacation accrual will be pro-rated for the remainder of this calendar year.  Once the maximum vacation accrual is reached, no further vacation will accrue.  When some vacation is used, vacation will begin to accrue again.  There will be no retroactive grant of vacation for the period of time the accrued vacation was at the maximum accrual balance.

3.                                      Noncompetition.  During the term of Employee’s employment with the Company and for twelve (12) months after termination, for any reason, of Employee’s employment with the Company, Employee shall not directly or indirectly, own, manage, operate, join or control, be employed by or participate in the ownership, management, operation or control of, or be a consultant to or connected in any other manner with, any business, firm or corporation which is similar to or competes with a principal business of the Company or its subsidiaries (a “Competitive Activity”); provided, however, that Employee’s ownership of securities of any company not in excess of one percent of any class of such securities shall not be considered to be competition with the Company or its subsidiaries.  Employee acknowledges that the foregoing is in addition to Employee’s obligations under that certain Confidential Information and Intellectual Property Assignment Agreement between the Company and Employee, including without limitation Section 4 thereof, attached hereto as Exhibit A (the “Confidentiality Agreement”).

4.                                      Termination.

(a)                                 By Death.  Employee’s employment shall terminate automatically upon his death.  The Company shall pay to Employee’s beneficiaries or estate, as appropriate, any compensation then due and owing, including payment for accrued bonus, unused vacation, expense reimbursement, if any, and any other benefits provided under this Agreement, including without limitation the ability to exercise any vested and exercisable options held by Employee.  Thereafter, all obligations of the Company under this Agreement shall cease.  Nothing in this Section 4(a) shall affect any entitlement of Employee’s heirs to the benefits of any life insurance plan or other applicable benefits.

(b)                                 By Disability.  For purposes of this Agreement, “disability” means a mental or physical impairment that is expected to result in death or that has lasted or is expected to last for a continuous period of three (3) months or more and that causes Employee to be unable to perform his duties under this Agreement and to be engaged in any substantial gainful activity.  If Employee experiences such a disability, then, to the extent permitted by law, the Company may terminate Employee’s employment upon sixty (60) days’ advance written notice.  Termination by disability shall be determined by a physician selected by the Board of Directors.  If such physician is unable to schedule an appointment with Employee within ten business days of physician’s written request, the Board of Directors are authorized to determine whether Employee’s disability has occurred at its sole discretion.  The Company shall pay Employee all compensation to which he is entitled up through the last business day of the notice period, including payment for accrued unused vacation, expense reimbursement, if any, and any other benefits provided under this Agreement, including without limitation the exercisability of any vested and exercisable option held by Employee; thereafter, all obligations of Company under this Agreement shall cease.  Nothing in this Section 4(b) shall affect Employee’s rights under any applicable Company disability plan.  Termination by disability shall not constitute termination without Cause or for Good Reason.

(c)                                  For Cause or Without Good Reason.  If Employee’s employment is terminated by the Company for Cause (as defined below) or by Employee for other than.  Good Reason (as defined below), the Company shall pay Employee all wages earned through the date of termination at the rate in effect at the time notice of termination is given and the Company shall have no further obligations to Employee under this Agreement.

(d)                                 Without Cause or For Good Reason.  In no way limiting the Company’s policy of employment at-will, if Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason, and other than as a result of Employee’s death or disability, the Company will offer certain severance benefits to Employee as specified below.  As a condition to Employee’s receipt of such benefits, Employee is required to comply with Employee’s continuing obligations (including without limitation the return of any Company property and the non-competition and non-solicitation obligations), resign from all positions Employee holds with the Company, and execute the Company’s standard form of release agreement releasing any and all claims Employee may have against the Company.

(i)                                     In addition to paying Employee all wages earned through the date of termination, the Company shall pay Employee severance equal to six (6) months of his then-current regular base salary in effect at the time notice of termination is given, paid out over the Company’s regular payroll schedule following the effective date of the release, as well as all other unpaid amounts, if any, that Employee has earned as of the date of termination under any compensation plan or program of the Company, at the time such payments are or become due;

(ii)                                  For the first six (6) months after Employee’s date of termination, the Company shall continue, to the extent permitted under the terms of the applicable plans, to maintain in full force and effect, and cover the premium costs of, the insurance benefits set forth in Section 2(d) of this Agreement; provided, that if (A) the Employee becomes reemployed after the date of termination and (B) his new employer offers medical and dental insurance plans or programs under which he will be eligible to participate, any such continuing medical and dental coverage shall, be secondary to such new employer’s coverage.

(iii)                               In addition to all of Employee’s stock and stock options that were vested on the date of termination, if such termination without Cause or for Good Reason occurs either (A) within 60 days prior to a Change of Control and in direct contemplation of such Change of Control or (B) within 12 months after a Change of Control, then 75% of Employee’s remaining unvested Options shall fully vest.

“Change of Control” shall mean a transaction or series of related transactions that constitutes a “Deemed Liquidation” in accordance with the Company’s then current Certificate of Incorporation, as amended from, time to time.

(e)                                  Priority.  The compensation and benefits, if any, payable under this Section 4 shall be in addition to any vested accrued compensation or benefits to which the Employee may be entitled under the Company’s (or any of its subsidiaries’) employee benefit plans and arrangements; provided, however, that the severance benefits provided by this Agreement shall supercede, and Employee shall not also be entitled to, any compensation or benefits under any other severance plan or arrangement of the Company or any of its subsidiaries to which Employee would otherwise be entitled under the terms thereof, whether now existing or hereafter adopted.

(f)                                   Certain Definitions.

(i)                                     “Cause” shall be defined as (1) Employee’s repeated failure, in the reasonable judgment of the Board of Directors, to perform one or more of his essential duties and responsibilities to the Company after written notice thereof from the Board of Directors to Employee describing Employee’s failure to perform such duties or responsibilities and, if such failure is remediable, his failure to remedy same within 10 days of receiving written notice; (2) Employee’s refusal or failure to comply with the legal directives of the Board of Directors after written notice thereof from the Board of Directors to Employee describing Employee’s failure to comply and, if such failure is remediable, his failure to remedy same within 10 days of receiving written notice; (3) Employee’s material violation of any Company policy; (4) Employee’s commission or conviction of, or entry of a plea of nolo contendere to, any felony or any act of fraud, embezzlement, dishonesty, moral turpitude, misappropriation or any other misconduct that has caused or is reasonably expected to result in material injury to the Company or its affiliates; (5) Employee’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other patty to whom, he owes an obligation of nondisclosure as a result of his relationship with the Company; (6) Employee’s material breach of any of his obligations under any written agreement or covenant with the Company; or (7) Employee’s violation of a federal or state law or regulation applicable to the Company which violation was or is reasonably likely to be injurious to the Company; provided, however, that a finding of any of the above shall be predicated on a good faith determination by the Board of Directors.

(ii)                                  “Good Reason” for Employee’s resignation shall mean that Employee’s continuous status as an employee was “constructively terminated” by the Company if within 90 days after the occurrence of one of the following Company actions (unless such action(s) applies generally to all of the Company’s management of the Company or unless Employee consents in writing to such action(s)), Employee resigns in writing from his employment with the Company: (x) a significant reduction in the Employee’s duties, position or responsibilities compared to the Employee’s duties, position or responsibilities immediately prior to such reduction; provided, however, that a reduction in position that occurs solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when a chief financial officer of an acquired company remains as such following a Change of Control but is not made the chief financial officer of the acquiring corporation) shall not constitute “Good Reason” so long as Employee maintains a comparable level of duties and responsibilities with the acquiring entity as Employee held immediately prior to the acquisition; (y) a material reduction in Employee’s base salary as in effect immediately before such reduction; and (z) the relocation by the Company of Employee’s then current work site that has the effect of increasing the Employee’s then-current commute by more than 50 miles (not including any regular business travel consistent with the business travel requirements of the Employee’s position with the Company).

5.                                      Confidentiality Agreement.  Employee represents that he has signed and returned to the Company the Confidentiality Agreement.

6.                                      Attorneys’ Fees.  If any legal action or other proceeding, including an arbitration, is brought for the enforcement of this Agreement, or because of an alleged dispute, breach or default thereof, the successful or prevailing party shall be entitled to recover attorneys’ fees and other costs incurred in such proceeding, in addition, to any other relief to which it may be entitled.

7.                                      Indemnification.  The Company and Employee will enter into the Company’s standard form of indemnification agreement for its directors and officers.

8.                                      Governing Law.  This Agreement shall be construed in accordance with, and governed by, the laws of the State of Utah without regard to its conflicts of law principles,

9.                                      Arbitration.  Any claims arising under this Agreement shall be resolved in binding arbitration with a duly authorized representative of the American Arbitration Association (“AAA”) in accordance with the provisions hereof and thereof.  Either the Company or Employee may submit the matter to binding arbitration before the AAA in Salt Lake County, Utah, which arbitration shall be final and binding on the parties and the exclusive method, absent agreement between the Company and Employee, for purposes of determining the ability of the Company to satisfy such claim.  All claims shall be settled by a single arbitrator appointed in accordance with the Commercial Arbitration Rules then in effect of the AAA (the “AAA Rules”).  The arbitrator shall render a final decision pursuant to the AAA Rules within thirty (30) days after filing of the claim.  The final decision of the arbitrator shall, be furnished to

Employee and the Company in writing and shall constitute the conclusive determination of the issue in question binding upon Employee and the Company, and shall not be contested by any of them.  Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrator’s decision.  The prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief that such party may be entitled.  For purposes of this Agreement, the prevailing party shall be that party in whose favor final judgment is rendered or who substantially prevails, if both parties are awarded judgment.  Notwithstanding the foregoing, any party may pursue any equitable remedies that it may have under this Agreement for any breach, or threatened breach by another party of this Agreement (including without limitation specific performance) in a court of law.

10.                               Separate Covenants.  The parties expressly agree that the character, duration and geographical scope of this Agreement are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed.  However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of this Agreement is unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of Employee that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the conduct of Employee that are reasonable in light of the circumstances as they then exist and as are necessary to assure the Company of the intended benefit of this Agreement.  If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein, because, taken together, they are more extensive than necessary to assure the Company of the intended benefit of this Agreement, it is expressly understood and agreed among the parties hereto that those of such covenants that, if eliminated, would permit the remaining separate covenants to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from the provisions hereof.

11.                               Severability.  If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of any state, country or other jurisdiction where this Agreement is applicable but for such, contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement but rather it shall be construed, insofar as the laws of that state, country or jurisdiction are concerned, as not containing the provision or provisions contravening or invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be construed and enforced accordingly.

12.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one agreement.

13.                               Entire Agreement.  This is the full and complete agreement between the parties with regard to the subject matter hereof and supersedes any and all prior understandings or agreements.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

“EMPLOYEE”	CONTROL4 CORPORATION

/s/ Dan Strong	By:	/s/ William B. West
Dan Strong		William B. West
CEO

Signature Page to Dan Strong Employment Agreement